Exhibit 5.1

June 21, 2004

Viasystems, Inc.
Viasystems Technologies Corp., L.L.C.
Viasystems International, Inc.
Wire Harness Industries, Inc.
Wirekraft Industries, LLC
Viasystems Milwaukee, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105

Ladies and Gentlemen:

     We have acted as counsel to Viasystems, Inc., a Delaware corporation (the “Company”), Viasystems Technologies Corp., L.L.C., a Delaware limited liability company (“Viasystems Technologies”), Viasystems International, Inc., a Delaware corporation (“Viasystems International”), Wire Harness Industries, Inc., a Delaware corporation (“Wire Harness”), Wirekraft Industries, LLC, a Delaware limited liability company (together with Viasystems Technologies, Viasystems International and Wire Harness, the “Delaware Guarantors”), and Viasystems Milwaukee, Inc., a Wisconsin corporation (the “Wisconsin Guarantor” and, together with the Delaware Guarantors, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), relating to $200,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes due 2011 (the “Registered Notes”) of the Company that may be issued in exchange for a like aggregate principal amount of the issued and outstanding 10.50% Senior Subordinated Notes due 2011 (the “Outstanding Notes”) of the Company. The Company proposes to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal

June 21, 2004

amount of Registered Notes for each $1,000 principal amount of Outstanding Notes (the “Exchange Offer”). The Guarantors will fully, unconditionally and jointly and severally guarantee (the “Guarantees”) the Registered Notes on an unsecured, subordinated basis. The Registered Notes and Guarantees will be issued under an Indenture (the “Indenture”), dated as of December 17, 2003, by and among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”).

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Registered Note set forth in the Indenture and filed as an exhibit to the Registration Statement and such records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Delaware Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     We have assumed for purposes of this opinion (a) that the Wisconsin Guarantor has the requisite corporate power and authority to enter into and perform its obligations under the Guarantees and (b) the due authorization, execution and delivery of the Guarantees by the Wisconsin Guarantor.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Delaware Guarantors.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     1. The Registered Notes have been duly authorized by all necessary corporate action on the part of the Company and, when duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies

June 21, 2004

generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     2. The Guarantees have been duly authorized by all necessary corporate or limited liability company action on the part of the Delaware Guarantors and, when duly executed by the Guarantors and when the Registered Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, the Guarantees will constitute the legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     The opinions expressed herein are limited to the corporate laws of the State of Delaware, the laws of the State of New York, and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP

Weil, Gotshal & Manges LLP